Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Glenn Schaeffer
702-632-6710

MANDALAY RESORT GROUP REJECTS

MGM MIRAGE MERGER PROPOSAL

LAS VEGAS, NV—June 11, 2004—Mandalay Resort Group (NYSE:MBG) today announced that, after a thorough review of the MGM Mirage proposal to acquire Mandalay, including consultation with its legal and financial advisors, the Board of Directors rejected the proposal because it did not provide sufficient assurance to Mandalay shareholders that the transaction would close.

Glenn Schaeffer, president and chief financial officer of Mandalay Resort Group, said, “The terms of the MGM Mirage proposal asked Mandalay shareholders to bear a far disproportionate share of the risk.  It is not in the best interest of Mandalay shareholders to agree to a deal that gives MGM control over whether it closes.”

Schaeffer further noted, “Mandalay’s earnings power is on a decided upswing, represented by a string of record quarterly results.  Our track record for expansion, innovation and strong profit margins speaks well for our strong future.”  Schaeffer then concluded, “This company’s consistent and shareholder-friendly return of value through share repurchases and dividends also distinguishes the company among its competitors.”

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MANDALAY RESORT GROUP REJECTS OFFER

June 11, 2004

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On June 3, 2004, Mandalay Resort Group announced record financial performance for the first quarter ended April 30 of $1.30 per share compared to $0.69 in the prior year’s quarter.

Merrill Lynch & Co. is the company’s financial adviser and Cravath, Swaine & Moore LLP is the company’s legal adviser.

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson.  The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi.  The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas.  In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

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MANDALAY RESORT GROUP REJECTS OFFER

June 11, 2004

This press release contains “forward-looking statements” within the meaning of the federal securities law.  The forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.  Additional information concerning potential factors that could affect the company’s future financial results is included under the caption “Factors That May Affect Our Future Results” in Item 1 of the company’s annual report on Form 10-K for the year ended January 31, 2004.

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